Electroglas Announces Election of Jack G.
                       Wilborn to Its Board of Directors

   SAN JOSE, Calif.--(BUSINESS WIRE)--March 21, 2007--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced that Jack G. Wilborn has been elected to the Company's Board of Directors.

   "We are very pleased to add Mr. Wilborn to the Company's Board of Directors," said Tom Rohrs, Chairman and CEO of Electroglas. "His experience in public accounting will be a great addition to our Board."

   Mr. Wilborn was appointed the Office Managing Partner of KPMG Portland in 2004. Previously, he joined the Portland office of KPMG as a partner in the audit practice in 2002. He joined KPMG after 31 years with Arthur Andersen where he was office managing partner of Arthur Andersen's Portland office.

   About Electroglas

   Electroglas is a leading supplier of innovative wafer probers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the Company and its products is available at www.electroglas.com.



    CONTACT: Electroglas, Inc.
             Candi Lattyak, +1-408-528-3801 (Investor Relations) clattyak@electroglas.com